Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COMMUNITY FINANCIAL SHARES, INC.

The corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 14, 2000. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

1.	The name of the corporation is COMMUNITY FINANCIAL SHARES, INC.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity, for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of capital stock which the corporation shall have authority to issue is seventy-six million (76,000,000), consisting of seventy-five million (75,000,000) shares of common stock (the “Common Stock”), all of such shares of Common Stock shall be without par value, and one million (1,000,000) shares of preferred stock (the “Preferred Stock”), par value $1.00 per share. Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of stockholders.

The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

5A.	The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS
Ward J. Larson	822 Saddlewood Drive Glen Ellyn, IL, 60137

5B.	The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME	MAILING ADDRESS
William F. Behrmann	858 Saddlewood Dr. Glen Ellyn, IL, 60137

H. David Clayton	22W676 Ahlstrand Dr. Glen Ellyn, IL, 60137

Raymond A. Dieter	22W240 Stanton Glen Ellyn, IL, 60137

Donald H. Fischer	1676 Thompson Dr. Wheaton, IL, 60187

Harold W. Gaede	1005 S. Hale Wheaton, IL, 60189

Joe. S. Morrissey	108 E. Farnham Rd. Wheaton, IL, 60187

John M. Mulherin	569 Dorset Ave. Glen Ellyn, IL, 60137

E. Lawrence Young	1481 Sandy Hook Wheaton, IL, 60187

6.	The corporation is to have perpetual existence.

7.	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

8.	Elections of directors need not be by written ballot unless the by-laws of the corporation so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

9.	The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10.	In all elections of directors and all matters coming to the stockholders, each outstanding common share shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Voting on all matters is non-cumulative.

11.	A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

12.	The Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Community Financial Shares, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its officer hereto duly authorized this 21st day of December, 2012.

COMMUNITY FINANCIAL SHARES, INC.

By:	/s/ Scott W. Hamer
Name:	Scott W. Hamer
Title:	President and Chief Executive Officer

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